Exhibit 10.4
GLOBAL PAYMENTS INC.
PERFORMANCE UNIT AWARD CERTIFICATE
Non-transferable

G R A N T T O
Participant Name
(“Grantee”)

by Global Payments Inc. (the “Company”) of Performance Units (the “Performance Units”) representing the right to earn, on a one-for-one basis, shares of the Company’s no par value common stock (“Shares”), pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (the “Certificate”).

The target number of Shares subject to this award is Number of Awards Granted (the “Target Award”). Depending upon the Company’s CY 2021 Adjusted Free Cash Flow over the Performance Period (each as defined herein), Grantee may earn 100% of the Target Award in accordance with the performance metrics described in Exhibit A attached hereto and the terms and conditions of this Certificate.

By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions of this Certificate and the Plan.

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

GLOBAL PAYMENTS INC.	Grant Date: Grant Date
By: /s/ David L. Green	Grant Number: Client Grant ID
Its: Authorized Officer	Accepted by Grantee: Electronic Signature
Date: Acceptance Date

TERMS AND CONDITIONS

1.    Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan. In addition, for purposes of this Certificate:

    (i) “Conversion Date” means February 22, 2022, provided that the Committee has previously certified the Company’s CY 2021 Adjusted Free Cash Flow, as more fully described in Exhibit A hereto.

    (ii) “Performance Period” means the one year period beginning on January 1, 2021 and ending on December 31, 2021.

2.    Performance Units. The Performance Units have been credited to a bookkeeping account on behalf of Grantee. The Performance Units will be earned in whole or not at all, as provided on Exhibit A attached hereto. Any Performance Units that fail to vest in accordance with the terms of this Certificate will be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

3.    Conversion to Shares. Except as otherwise provided in Section 4 below:

        (i) 33% of the Performance Units that are earned based on performance will be converted to actual unrestricted Shares (one Share per vested Performance Unit) on the Conversion Date. These shares will be registered on the books of the Company in Grantee’s name as of the Conversion Date and stock certificates for the Shares shall be delivered to Grantee or Grantee’s designee upon request of the Grantee.

        (ii) The remaining 67% of the Performance Units that are earned based on performance will be converted to service-based Restricted Stock awards (one Restricted Share per Performance Unit) on the Conversion Date. Such Restricted Stock awards will be subject to the terms and conditions set forth in a Restricted Stock Award Certificate in the form attached hereto as Exhibit B.

4.    Termination of Employment. If Grantee’s employment is terminated prior to the Conversion Date by reason of death, Disability or for any other reason, except by reason of Grantee’s Retirement (as defined in the Plan or Grantee’s written employment agreement with the Company), the number of Performance Units earned shall be determined based upon the terms of the written employment agreement between the Company and Grantee. If Grantee’s employment is terminated prior to the Conversion Date by reason of Grantee’s Retirement (as defined in the Plan or Grantee’s written employment agreement with the Company), then all of the Performance Units shall be forfeited and reconveyed to the Company without further consideration or any act or action by Grantee.

5.    Restrictions on Transfer and Pledge. No right or interest of Grantee in the Performance Units may be pledged, encumbered, or hypothecated or be made subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The

Performance Units may not be sold, assigned, transferred or otherwise disposed of by Grantee other than by will or the laws of descent and distribution.

6.    Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Performance Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Units, stock units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.    Limitation of Rights. The Performance Units do not confer to Grantee or Grantee’s beneficiary, executors or administrators any rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with the units. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

8.    No Entitlement to Future Awards. The grant of the Performance Units does not entitle Grantee to the grant of any additional units or other awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of units, and vesting provisions.

9.    Payment of Taxes. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Performance Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the stock units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld in accordance with applicable tax requirements, all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

10.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Performance Units hereunder had expired) on the date of such amendment or termination.

11.    Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the terms and conditions of the Performance Units, including the number of shares and the class or series of capital stock which may be delivered upon settlement of the Performance Units, are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement between the Company and Grantee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement, except that, if Grantee’s employment is terminated by reason of Grantee’s Retirement (as defined in the Plan or Grantee’s written employment agreement with the Company), then the provisions of this Certificate shall prevail.

12.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state or federal courts located in Muscogee County in the State of Georgia and waives objection to such jurisdiction.

13.    Severability. If any one or more of the provisions contained in this
Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

14.    Relationship to Other Benefits. The Performance Units shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

15.    Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Grantee, the award granted hereunder is subject to the provisions of the following clawback policy established by the Committee prior to the grant of the Performance Units hereunder. The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”). The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement. The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery: (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing. The Grantee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.

16.    Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

EXHIBIT A

Grantee may earn the Target Award based on the Company’s CY 2021 Adjusted Free Cash Flow, as follows:

Degree of Performance Attainment	CY 2021 Adjusted Free Cash Flow	% of Target Award Earned
Target or Above	Above $2,048,181,000	__%
Below Target	$2,048,181,000 or less	__%

A.    If CY 2021 Adjusted Free Cash Flow is $2,048,181,000 or less (Below Target), the Target Award Earned will be __% and all of the Performance Units will be forfeited to the Company without consideration or any act or action by Grantee.

B.    For the avoidance of doubt, no Performance Units shall be earned prior to the Conversion Date.

C.    For purposes of this Certificate, the following terms shall have the following meanings:

(1)    “CY 2021” or “2021 calendar year” means the twelve month period commencing on January 1, 2021 and ending December 31, 2021.

(2)    “Adjusted Free Cash Flow” means non-GAAP net operating cash flows, excluding the impact of settlement processing assets and obligations and acquisition and integration expenses, less capital expenditures and distributions to non-controlling interests.

EXHIBIT B

GLOBAL PAYMENTS INC.
RESTRICTED STOCK AWARD CERTIFICATE
Non-transferable
G R A N T T O

(“Grantee”)
by Global Payments Inc. (the “Company”) of

shares of its common stock, no par value (the “Shares”) pursuant to and subject to the provisions of the Global Payments Inc. Amended and Restated 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (the “Terms and Conditions”). By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Restricted Stock Award Certificate (the “Certificate”) and the Plan.

Unless sooner vested in accordance with Section 3 of the Terms and Conditions or otherwise in the discretion of the Committee, the restrictions imposed under Section 2 of the Terms and Conditions will expire as to the following percentage of the Shares awarded hereunder, on the following respective dates; provided that Grantee is then still employed by the Company or any of its Affiliates:

Percentage of Shares	Date of Expiration of Restrictions
50%	1st year anniversary of the Conversion Date
50%	2nd year anniversary of the Conversion Date

    IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

GLOBAL PAYMENTS INC.	Grant Date: Grant Date
By: /s/ David L. Green	Grant Number: Client Grant ID
Its: Authorized Officer	Accepted by Grantee: Electronic Signature
Date: Acceptance Date

TERMS AND CONDITIONS

1.    Grant of Shares. The Company hereby grants to the Grantee named on the cover page hereof, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate, the number of Shares indicated on the cover page hereof of the Company’s no par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2.    Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Affiliate terminates by reason of Grantee’s Retirement (as defined in the Plan or the Grantee’s written employment agreement with the Company) or for any reason other than as set forth in paragraph (b) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock.

3.    Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

    (a)    As to the percentages of the Shares specified on the cover page hereof, on the respective dates specified on the cover page hereof; provided Grantee is then still employed by the Company or an Affiliate; or

    (b)    Termination of Grantee’s employment by reason of death or Disability.

4.    Delivery of Shares. The Shares will be registered on the books of the Company in Grantee’s name as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form.

If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and Global Payments Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Global Payments Inc.”

Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5.    Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he or she may have under this Certificate in accordance with Section 2, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.

6.    No Right of Continued Employment. Nothing in the Plan or this Certificate or any document executed under either of them shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment without liability at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

7.    No Entitlement to Future Awards. The grant of this Award does not entitle Grantee to the grant of any additional awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company.

8.    Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting of the Shares. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s general counsel, principal financial officer or chief accounting officer, by withholding from the settlement Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Restricted Shares hereunder had expired) on the date of such amendment or termination.

10.    Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the Restricted Shares are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement between the Company and Grantee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement except that, if Grantee’s employment is terminated by reason of Grantee’s Retirement (as defined in the Plan or the Grantee’s written employment agreement with the Company), then the provisions of this Certificate shall prevail.

11.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws. Grantee hereby agrees and submits to jurisdiction in the state or federal courts located in Muscogee County in the State of Georgia and waives objection to such jurisdiction.

12.    Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13.    Relationship to Other Benefits. The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.

14    Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 3550 Lenox Road, Suite 3000, Atlanta, Georgia 30326, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

15.    Clawback. Notwithstanding anything to the contrary in this Certificate, the Plan, or any employment, key position, or change-in-control agreement with Grantee, the award granted hereunder is subject to the provisions of the following clawback policy established by the Committee prior to the grant of the Restricted Shares hereunder. The Committee may seek to recoup all or any portion of the value of any annual or long-term incentive awards provided to any current or former executive officers in the event that the Company’s financial statements are restated due to the Company’s material noncompliance with any financial reporting requirement under the securities laws (the “Restatement”). The Committee may seek recoupment from any current or former executive officer who received incentive-based compensation, granted after the date hereof, during the three (3) year period preceding the date that the Company was required to prepare the Restatement. The Committee may seek to recover the amount by which the individual executive's incentive payments exceeded the lower payment that would have been made based on the restated financial results and the Committee may determine whether the Company shall effect such recovery: (i) by seeking repayment from the executive; (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the executive under any compensatory plan, program or arrangement maintained by the Company; or (iii) a combination of foregoing. The Grantee hereby acknowledges that this award is subject to the foregoing policy and agrees to make any repayment required in connection therewith.